                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       Cousins Properties Incorporated
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                             Thomas Charlesworth
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        COUSINS PROPERTIES INCORPORATED
                      2500 WINDY RIDGE PARKWAY, SUITE 1600
                            MARIETTA, GEORGIA 30067

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 1994

TO THE STOCKHOLDERS OF COUSINS PROPERTIES INCORPORATED:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cousins Properties Incorporated (the "Company") will be held on Tuesday, April 26, 1994, at 10:00 a.m., local time, at 6350 North Point Parkway, Suite 600, Alpharetta, Georgia 30302 (Suite 600, North Point Market Shopping Center), for the following purposes:

                 (1) To elect six (6) Directors;

                 (2) To consider and act upon a proposal to amend the 1989 Stock Option Plan ("Plan") so as to (i) increase the number of shares initially reserved under such plan from one million to two million shares, (ii) extend the Plan to employees of Cousins/New Market Development Company, Inc. ("CNM") or any other subsidiary of Cousins Real Estate Corporation and (iii) to conform Internal Revenue Code references in the Plan to the current numbering system of such code;

                 (3) To consider and act upon a proposal to ratify the appointment of Arthur Andersen & Co. as the Company's independent auditors for the year ending December 31, 1994; and

                (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on March 11, 1994, will be entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 11, 1994 will be available at the Annual Meeting of Stockholders for examination by any stockholder, his agent or his attorney.

         Your attention is directed to the Proxy Statement submitted with this notice.

                                        By Order of the Board of Directors.
                                        TOM G. CHARLESWORTH
                                        Secretary
Marietta, Georgia
March 29, 1994

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING YOU ARE URGED TO VOTE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        COUSINS PROPERTIES INCORPORATED
                      2500 WINDY RIDGE PARKWAY, SUITE 1600
                            MARIETTA, GEORGIA 30067
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 1994

        The accompanying proxy is solicited by the Board of Directors of Cousins Properties Incorporated (the "Company") for use at the Annual Meeting of Stockholders the "Annual Meeting") to be held on April 26, 1994, at 10:00 a.m. local time, at 6350 North Point Parkway, Suite 600, Alpharetta, Georgia 30302 (Suite 600, North Point Market Shopping Center), and any adjournments thereof. The cost of the solicitation shall be borne by the Company. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting and, where a choice has been specified on the proxy, will be voted in accordance with such specification. If no choice is specified on the proxy with respect to any particular matter to be acted upon, the shares represented by the proxy will be voted in favor of such matter. The presence of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration. Consequently, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions, however, are neither counted for or against matters presented for stockholder consideration, and as a result have no effect on the outcome of any vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date. A stockholder who is present at the Annual Meeting may also revoke his proxy and vote in person if he so desires.

         Only stockholders of record as of the close of business on March 11, 1994 will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 27,842,415 shares of common stock, each share being entitled to one vote. No cumulative voting rights are authorized and dissenters' rights for stockholders are not applicable to the matters being proposed. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being given or sent to stockholders is March 29, 1994.

                             ELECTION OF DIRECTORS

         The Board has fixed the number of Directors which shall constitute the full Board for the ensuing year at six and recommends the election of the nominees listed below, to hold office until the next annual meeting and until their successors are duly elected and qualified. All of such nominees are members of the present Board and were elected by the stockholders at the last Annual Meeting. If, at the time of the Annual Meeting, any such nominees should be unable to serve or, for good cause will not serve, the persons named in the proxy will vote for such substitute nominees or vote to reduce the number of

Directors for the ensuing year, as the Board recommends. The Board has no reason to believe that any substitute nominee or nominees will be required. The proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required to elect the Directors.

         Pursuant to the Company's Bylaws the Directors could, by a majority vote, increase the number of Directors to up to 12 and fill the vacancies resulting from the increase until the next Annual Meeting. The Directors have not identified any specific persons as potential candidates to add as a Director.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the name of each Director nominee, his age, the year he was first elected as a Director, the number of shares of common stock of the Company beneficially owned by him as of February 1, 1994, the percent of the common stock of the Company so owned, a brief description of his principal occupation and business experience during the last five years, directorships of certain publicly held companies presently held by him and certain other information.

         Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote, or direct the voting of, such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. Except as indicated in the notes to the following table, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

                                                                      SHARES OF
                                                                      COMMON STOCK
                        FIRST                                         BENEFICIALLY
                        YEAR                                          OWNED AS OF
                       ELECTED          INFORMATION                   FEBRUARY 1,           PERCENT OF
NAME          AGE      DIRECTOR      CONCERNING NOMINEES(1)            1994 (1)              CLASS
- ----          ---      --------      ----------------------            ------------          ----------
Sam Ayoub*     75         1983       Chairman and Chief Executive       6,716 (2)                ***
                                     Officer of Seaboard Management
                                     Corporation (asset management)
                                     for at least the last five years.
                                     Director of Rose's Stores, Inc.;
                                     Act III Broadcasting, Inc.:
                                     The Beta Company, Inc.;
                                     Investors Financial Group, Inc.;
                                      and Amstell, Inc. Formerly

                                                                                                SHARES OF
                                                                                               COMMON STOCK
                                     FIRST                                                     BENEFICIALLY
                                     YEAR                                                      OWNED AS OF
                                    ELECTED                     INFORMATION                    FEBRUARY 1,      PERCENT OF
     NAME                  AGE      DIRECTOR                CONCERNING NOMINEES (1)             1994  (1)         CLASS
     ----                  ---     ---------                -----------------------           ------------      ----------
                                                         Senior Executive Vice President
                                                         and Chief Financial Officer of
                                                         The Coca-Cola Company.

Cecil D. Conlee**         57         1969                Chairman of CGR Advisors,                91,133 (3)         ***
                                                         Inc. (real estate investment
                                                         advisor) for at least the last five
                                                         years.  Director of Burnup & Sims,
                                                         Inc. and Oxford Industries, Inc.
                                                         Formerly President of Cousins.

Richard W. Courts, II*    58         1985                Chairman of Atlantic Realty           1,252,949 (4)       4.50
                                                         Company (real estate
                                                         development/investments)
                                                         for at least the last five
                                                         years.  Director of Southern Mills,
                                                         Inc.; T Trust Company of
                                                         Georgia; and Trust Company Bank.

Thomas G. Cousins         62         1962                Chairman of the Board,                5,237,700 (5)      18.79
                                                         President and Chief
                                                         Executive Officer of the
                                                         Company; has been employed
                                                         by Cousins since its inception.
                                                         Director of NationsBank and
                                                         Shaw Industries, Inc.

Henry C. Goodrich*        73         1985                Chairman of Richgood                      5,002 (6)       ***
                                                         Corporation (investments)
                                                         for at least the last five years.
                                                         Director of Temple-Inland Inc.
                                                         until December 31, 1993.
                                                         Formerly Chief Executive Officer
                                                         of Sonat, Inc.

Boone A. Knox*            57         1969                Chairman of Allied Bankshares,          140,078 (7)       ***
                                                         Inc. for at least the last five years.

* Member of the Audit Committee and the Compensation, Succession, Nominating and Board Structure Committee of the Board of Directors.
**      Member of the Audit Committee of the Board of Directors.
***     Less than 1%.

(1)     Based upon information furnished by the respective nominees.

(2) Includes 3,514 shares as to which Mr. Ayoub shares voting and investment power.

(3) Includes 29,710 shares held by Mr. Conlee in trust for the benefit of his children.

(4) Includes 105,553 shares owned by an estate for which Mr. Courts is the sole executor. Includes 1,141,650 shares as to which Mr. Courts shares voting and investment power. Of these shares, 1,127,250 shares (4.05%) are owned by Atlantic Realty Company and 14,400 shares are held by Mr. Courts as custodian for his children. By virtue of his position with Atlantic Realty Company, Mr. Courts may be deemed to have sole voting and investment power of the shares owned by Atlantic Realty Company. Does not include 5,809 shares owned by Mr. Courts' wife, as to which Mr. Courts disclaims beneficial interest.

(5) Does not include 457,943 shares owned by Mr. Cousins' wife, as to which Mr. Cousins disclaims beneficial interest. Includes 129,294 shares as to which Mr. Cousins shares voting and investment power. Because of his beneficial ownership and management position, Mr. Cousins may be deemed to be a control person, as that term is defined by the rules of the Securities and Exchange Commission, of the Company.

(6) Does not include 26,000 shares owned by Mr. Goodrich's wife, as to which Mr. Goodrich disclaims beneficial interest.

(7) Includes 63,194 shares owned by the Knox Foundation, of which Mr. Knox is trustee, and 351 shares owned by BT Investments, a partnership of which Mr. Knox is a general partner, as to which Mr. Knox shares voting and investment power.

        There are no family relationships among the Directors or Executive Officers of the Company.

        Mr. Ayoub serves as a director of Rose's Stores, Inc., which filed for bankruptcy under federal bankruptcy laws in 1993.

        The Board of Directors held 4 regular meetings and two special meetings during 1993. The Board had two standing committees -- the Audit Committee and the Compensation, Succession, Nominating and Board Structure Committee. Each Committee held at least one meeting during 1993. Each Director attended at least 75% of all Board of Directors and Committee meetings.

        As described under Committee Report on Compensation, the Compensation, Succession, Nominating and Board Structure Committee sets and administers the policies that govern executive compensation. This committee also has oversight over the Company's management succession and development programs and has oversight over all personnel related matters involving senior officers of the Company. This committee also makes recommendations regarding composition and size of the Board of Directors, reviews qualifications of Board candidates and the effectiveness of incumbent directors, recommends a schedule of fees, tenure and retirement of Board members, recommends a slate of officers of the Company annually, and recommends from time to time the removal and promotion of such officers as well as the appointment of replacements.

        The Audit Committee makes recommendations concerning the engagement or discharge of the Company's independent auditors, reviews with the independent auditors the audit plan and results of the audit engagement, reviews the scope and results of the Company's internal auditing procedures and the adequacy of its accounting controls, reviews the independence of the independent auditors and considers the reasonableness of the independent auditors' audit and non-audit fees.

        The following table sets forth the number and percentage of shares of common stock of the Company beneficially owned by the four most highly compensated Executive Officers of the Company other than the Chief Executive Officer, who is included above, and by all Officers and Directors of the Company as a group, as of February 1, 1994.

                                                             SHARES OF COMMON STOCK
                                                             BENEFICIALLY OWNED ON
        NAME                                                 FEBRUARY 1, 1994 (1)              PERCENT OF CLASS
        -------------------------------------                -----------------------           ----------------
        Vipin L. Patel,
              Senior Executive Vice President                            463,599 (1)                         1.65 %
        Daniel M. DuPree,
              Senior Vice President                                        5,833                               *
        Peter A. Tartikoff,
              Senior Vice President -Finance                              87,757 (2)                           *
        John L. Murphy,
              Senior Vice President                                       31,988 (3)                           *

 Total for all Executive Officers and
         Directors as a group (15 persons)                             7,325,545 (4)                        25.90 %*

- --------------
* Less than 1%

(1) Includes 55,257 shares held by the Company's Profit Sharing Plan in other than self-directed accounts. Mr. Patel, as co-trustee of that Plan, shares voting and investment power with respect to such shares. Mr. Patel has no beneficial interest in any of those shares. The above total also includes 323,557 shares subject to presently exercisable options.

(2) Includes 55,257 shares held by the Company's Profit Sharing Plan in other than self-directed accounts. Mr. Tartikoff, as co-trustee of that Plan, shares voting and investment power with respect to such shares. Mr. Tartikoff has no beneficial interest in any of those shares. The above total also includes 31, 000 shares subject to presently exercisable options.

(3)      Includes 25,400 shares subject to presently exercisable options.

(4) Includes a total of 404,557 shares subject to presently exercisable stock options. Includes 1,393,260 shares as to which Executive Officers and Directors share voting and investment power with others. Does not include 489,752 shares owned by wives and other affiliates of Executive Officers and Directors, as to which such Executive Officers and Directors disclaim beneficial interest.
         Includes shares of current Directors and excludes shares of nominees who are not currently Directors.

         Mr. Daniel M. DuPree served as a general partner of Merchant's Walk Associates Limited Partnership, a Florida limited partnership unrelated to the Company, which filed for bankruptcy under the federal bankruptcy laws in 1992.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following information is furnished with respect to the Chief Executive Officer and each of the other four most highly compensated Executive Officers of the Company (collectively, the "Named Executive Officers") whose aggregate salary plus bonuses paid by the Company, Cousins Real Estate Corporation ("CREC") and Cousins/New Market Development Company, Inc.("CNM") exceeded $100,000 during the year ended December 31, 1993. The salary and bonus columns have been adjusted for 1991 and 1992 to include compensation paid by Cousins Management, Inc., which was acquired by the Company in November 1992.

                           ANNUAL COMPENSATION (1)                 LONG TERM COMPENSATION
                           -----------------------                 ----------------------
                                                                   # OF
                                                                   OPTIONS/                                      ALL OTHER
                                                                   SARS               LTIP                      COMPENSATION
         NAME            YEAR      SALARY(2)      BONUS            AWARDED           PAYOUTS (3)                   (4)(5)
         ----            ----      ------         -----            -------           -----------                -------------
Thomas G. Cousins        1993     $393,700        $250,000                -                  -                    $32,566
                         1992      378,525         200,000                -                  -                     36,370
                         1991      367,500         100,000                -                  -                        N/A

Vipin L. Patel           1993      281,200         160,000           50,000             $17,115                    30,814
                         1992      270,375          95,500           40,000              13,932                    34,618
                         1991      262,500          75,000           50,000                   -                       N/A

Daniel M. DuPree (6)     1993      208,800         150,000          105,000                   -                    26,347
                         1992       31,900               -                -                   -                       N/A
                         1991            -               -                -                   -                       N/A

Peter A. Tartikoff       1993      185,600          25,000           20,000                   -                    25,974
                         1992      178,450          25,000           25,000                   -                    29,143
                         1991      173,250           5,000                -                   -                       N/A

John L. Murphy           1993      183,450         100,000           15,000                   -                    28,282
                         1992      176,400          25,000           25,000                   -                    28,382
                         1991      168,000          40,000           25,000                   -                       N/A

(1) Excludes perquisites and other personal benefits the aggregate amount of which did not in the case of any individual exceed the lesser of $50,000 or 10% of the cash compensation reported for such individual.

(2) Salary amounts disclosed are before reductions in compensation elected by the executives for medical, child care and related benefits.

(3) Long-Term Incentive Plans ("LTIP") Payouts are cash payments made under Deferred Payment Agreements. See footnote (1) to the Aggregated Option table where these Deferred Payment Agreements are discussed.

(4) All Other Compensation includes the Company's annual contribution of $25,942, $25,942, $25,942, $23,166, and $25,942 to the
         Company's Profit Sharing Plan on behalf of Messrs. Cousins, Patel, DuPree, Tartikoff, and Murphy, respectively, as well as life insurance premiums paid by the Company on behalf of the Named Executive Officers for life insurance in excess of $50,000.

         The Company maintains a Profit Sharing Plan for the benefit of all of the Company's full time salaried employees. The annual contribution is determined by the Boards of Directors of the Company and CREC and generally is allocated among eligible participants. Contributions become vested over a six-year period. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.

(5) Under transition rules, the amounts in the "All Other Compensation" column for 1991 are omitted.

(6)      Mr. DuPree joined the Company effective October 30, 1992

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information with respect to options and SARs granted to the Named Executive Officers for the year ended December 31, 1993.

                                                         PERCENT OF
                                                           TOTAL
                                                         OPTIONS/
                                                           SARs
                                 # OF                   GRANTED TO
                                OPTIONS/                EMPLOYEES          EXERCISE OR
                                 SARs                   IN FISCAL          BASE PRICE          EXPIRATION             GRANT DATE
      NAME                     GRANTED (1)                YEAR             ($/SHARE)(2)           DATE                 VALUE (3)
      ----                     -----------            ------------          -----------        -----------           -------------
Thomas G. Cousins                    -                       -                     -                                           -
Vipin L. Patel                    50,000                  14%               $16.25              11/23/03                 $138,500
Daniel M. DuPree                 105,000                  29%               $16.25 and $16.875   1/27/03 and 11/23/03     369,500
Peter A. Tartikoff                20,000                  5%                $16.25              11/23/03                   55,400
John L. Murphy                    15,000                  4%                $16.25              11/23/03                   41,550


(1)      Options vest over a period of five years.

(2) All options were granted at prices equal to the market value of the underlying stock on the date of grant.

(3) The Black-Scholes option pricing model was used to determine the grant date value. This model assumes a risk free rate of 10 year U.S. Government Obligations as of grant dates, one year closing price volatility, dividend rates which existed as of the date of grant and an exercise period of 10 years.

              Aggregated Options/SAR Exercises In Last Fiscal Year
                     And Fiscal Year End Option/SAR Values

         The following table sets forth certain information with respect to the value of unexercised options and SARs held by the Named Executive Officers of the Company at December 31, 1993.

                                                                                                            VALUE OF
                                                                         NUMBER OF                        UNEXERCISED
                                 # OF                                   UNEXERCISED                      IN-THE-MONEY
                               SHARES                                  OPTIONS AND SARS                  OPTIONS AND SARS
                              ACQUIRED                                   AT FY-END                        AT FY-END ($)
                                 ON                     VALUE           EXERCISABLE/                       EXERCISABLE/
NAME                          EXERCISE                 REALIZED       UNEXERCISABLE(1)                   UNEXERCISABLE (2)
- ----                         ---------                ---------      -----------------                   -----------------
Thomas G. Cousins              -                              -         40,000/ 10,000                $    8,400/ $  2,100
Vipin L. Patel            10,500                       $123,765        359,341/142,000                $1,551,933/ $290,500
Daniel M. DuPree               -                              -              -/105,000                $        -/ $ 10,000
Peter A. Tartikoff             -                                        43,000/ 50,000                $  143,035/ $ 91,180
John L. Murphy                 -                              -         43,400/ 64,600                $  153,812/ $163,228

(1) In order to compensate the holders of unexercised stock options and SARs for decreases in the underlying value of shares subject to the options and SARs which result from certain capital gains distributions to stockholders, the Company issued Deferred Payment Agreements to holders of unexercised stock options, and adjusted downward the grant value of unexercised SARs, at the time of each such distribution. The Deferred Payment Agreements provide for a fixed cash payment to stock option holders upon exercise of the options in an amount approximately equal to the amount of the capital gain distribution that would have been payable on the shares subject to the options if the options had been exercised prior to the record date for the distributions. No deferred payment agreements were issued in 1992 and 1993.

(2) The value of unexercised in-the-money options has been calculated by reducing the option price per share by the Deferred Payment Agreement before subtracting the fair market price per share of the Company's stock.

                        COMMITTEE REPORT ON COMPENSATION

        The Compensation, Succession, Nominating and Board Structure Committee of the Company's Board of Directors (the "Committee") is responsible for ensuring that a proper system of short and long term compensation is in place to provide performance-oriented incentives to management. Its report on compensation is as follows:

        The Company's executive compensation program is designed to provide base salaries that represent competitive compensation for the Company's executive officers and discretionary awards that reflect the overall performance of the Company and each executive officer's contributions to the Company.

        Each executive officer's compensation is determined annually by the Committee. Senior management makes recommendations to the Committee regarding each executive officer's compensation (except the Chief Executive Officer's compensation), including recommendations for base salary for the succeeding year and discretionary cash bonuses and stock option awards for the current year.
The Committee considers such recommendations and the factors discussed below in determining each executive officer's compensation.

        The components of the Company's executive compensation program are base salaries, cash bonuses, stock options and profit sharing contributions.

        Base Salary. Each executive officer's base salary is based upon the competitive market for the executive officer's services, including the executive's specific responsibilities, experience and overall performance. The Committee reviews each executive officer's base salary annually and generally adjusts the base salary to account for inflation, any change in the executive's responsibilities and any change in the competitive market for salaries. The Committee's knowledge of competitive salaries is based upon the experience of its members, one of whom is in the real estate industry and all of whom serve on other boards of directors. During 1993, the Committee's knowledge was supplemented by certain general information on real estate executive compensation provided by an outside consulting firm in the course of an executive search it made for the Company.

        Cash Bonus. The committee awards discretionary year-end cash bonuses to the Company's executive officers on a subjective basis. In determining cash bonuses, the Committee considers the Company's overall performance for the year and the accomplishments of each executive in his area of responsibility.

        The Committee believes that the Company's overall performance is best measured by the enhancement of long-term stockholder value. The Committee believes that, as a result of the nature of the Company's business, the Company's annual reported net income may not be the best indicator of the Company's overall performance for that year. The Company's investment goal is to invest in assets that provide the opportunity for cash flow growth and capital appreciation in real terms. Under generally accepted accounting principles, unrealized capital appreciation of any of the Company's assets and fees generated by majority owned projects are not reflected in the Company's net income or cash flow until the asset is sold. Conversely, fees generated by non-majority owned joint ventures and start-up losses of major real estate developments are reflected in the Company's earnings. Therefore, the Company's net income and cash flow for any year may be affected by sale transactions and fees generated by, and also by start-up losses of, major real estate developments during the year, which transactions and developments do not necessarily recur.
Accordingly, the Committee believes that the Company's overall performance in any year should be judged subjectively based on the Company's performance in all aspects of the Company's business during that year, including development, leasing, management, property sales and acquisitions and capital formation, as well as financial accomplishments.

        In determining cash bonuses for 1993, in addition to the Company's financial performance, the Committee considered, among other factors, the successful integration of the development operations of New Market Companies, Inc. and Cousins Management, Inc., both acquired in late 1992; the completion of development of Perimeter Expo, a Company-owned retail power center, in less than one year; and the commencement of development of North Point Market and Presidential Market, both Company-owned retail power centers, with all power centers substantially pre-leased; the completion of infrastructure development of the Company's Georgia Highway 400 land; the leasing and subleasing of over 300,000 square feet of office space in a weak office-leasing market; the property management of over five million square feet of office space; and the successful completion of the Company's $105 million stock offering in the fourth quarter of 1993.

        Stock Option Awards. The Committee awards discretionary stock options to executive officers. Stock option awards are made annually in conjunction with the award of cash bonuses and generally are based on the same factors considered in determining each executive officer's annual cash bonus (i.e. the Company's overall performance for the year and the accomplishments of each executive in his area of responsibility). The Committee considered the same factors discussed under "Cash Bonus" in determining stock option awards for each executive officer. In addition, in determining the mix of stock option award and cash bonus, the Committee considered the executive's present holding of Company stock and stock options, and the degree to which options should be used as a long term retention mechanism for the individual executive. The Committee believes that stock options and SAR awards are important elements in the Company's compensation structure since such awards generally align the interests of the employees with the interests of the stockholders.

        Profit Sharing Plan. The Company maintains a profit sharing plan for the benefit of its executive officers and other employees. The Board of Directors determines the Company's annual contribution under the profit sharing plan. The annual contribution is allocated among eligible employees of the Company in accordance with each such employee's compensation. At December 31, 1993, approximately 64% of the profit sharing plan was invested in the Company's common stock.

        Compensation of Chief Executive Officer. Mr. Thomas G. Cousins has been the Chief Executive Officer of the Company since its founding in 1958 and beneficially owns approximately 19% of the Company's common stock. The Committee believes that Mr. Cousins is responsible for much of the Company's success. Mr. Cousins has hired and developed an outstanding management group and has furnished leadership in all areas of the Company's business. In determining Mr. Cousins' cash bonus for

        1993, the Committee considered Mr. Cousins' significant role in each of the accomplishments of the Company in 1993 described above. In light of Mr. Cousins' significant equity ownership in the Company, the Committee decided that his entire discretionary award should be in the form of a cash bonus.

                                COMPENSATION, SUCCESSION, NOMINATING
                                AND BOARD STRUCTURE COMMITTEE

February 8, 1994


                                /s/ Henry C. Goodrich
                                --------------------------------------
                                Henry C. Goodrich, Chairman


                                /s/ Sam Ayoub
                                --------------------------------------
                                Sam Ayoub



                                /s/ Richard W. Courts, II
                                --------------------------------------
                                Richard W. Courts, II


                                /s/Boone A. Knox
                                --------------------------------------
                                Boone A. Knox

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        The following table compares cumulative total returns of the Company and the indicated indexes assuming an investment of $100 on January 1, 1988 and reinvestment of dividends.

                                                          Fiscal Year Ending
                                          ---------------------------------------------------
Company                                    1988      1989     1990    1991   1992     1993
- -------                                    ----      ----     ----    ----   ----     ----
Cousins Properties Incorporate            100.00    111.53   71.77    89.51  114.86   136.53
New York Stock Exchange Index             100.00    127.57  122.36   158.35  165.80   188.25
Standard & Poor 500 Index                 100.00    131.49  127.32   166.21  178.96   196.93
NAREIT Equity REIT Index                  100.00    108.84   92.13   125.02  143.26   171.42
Media General Industry Group 44 -
Real Estate Index (1)                     100.00     99.06   55.76    67.51   73.73    90.71


(1) This index is published by Media General Financial Services and includes the Company and 83 other real estate companies.

                           COMPENSATION OF DIRECTORS

        Each Director who is not an Officer will earn an $8,000 annual retainer plus $1,000 for each Board meeting and each Committee meeting attended. Committee Chairpersons will be paid an additional $1,000 annual fee.

        Under the 1987 Restricted Stock Plan for Outside Directors, in
April 1993 each of the non-employee Directors was awarded two blocks of the Company's stock with a value of $5,000 for each block upon payment of the par value of the stock. One block of stock is subject to forfeiture if a Director's service terminates prior to the one year term for membership ending in April of 1994, and the other is subject to forfeiture if a Director's service terminates prior to the one year term for membership ending in April of 1995.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file certain reports with respect to each such persons beneficial ownership of the Company's Common Stock. In addition, Item 405 of Regulations S-K requires the Company to identify in its proxy statement each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or the prior fiscal year. In light of such requirement, a statement of changes in beneficial ownership on Form 4, for each of Mr. Patel and Mr. Tartikoff relating to the disposition of certain self-directed shares by the beneficial owner of such shares held by the Company's Profit Sharing Plan, of which Mr. Patel and Mr. Tartikoff are Co-Trustee's, was not timely filed. The disposition of such shares was timely reported by the beneficial owners thereof in their individual Form 4's, and such dispositions were reported on an Annual Statement of changes in Beneficial Ownership on Form 5 for 1993 filed by each of Mr. Patel and Tartikoff.

                              CERTAIN TRANSACTIONS

        The Company and an affiliate of Thomas G. Cousins each own a 50% interest in an airplane and each pay 50% of the expenses related to the airplane. Commencing on January 1, 1994, the expenses associated with this aircraft will be paid based upon the usage of the aircraft. The Company and an affiliate of Mr. Cousins also each own a 25% interest in an airplane hangar.
The Company and the affiliate of Mr. Cousins each paid 25% of the aggregate cost of the hangar, and each pays 25% of the expenses related to the hangar. The Company's portion of shared airplane and hangar expenses totalled $86,960 in 1993.

        One of the Company's joint ventures leased space to CREC and to CNM in 1993. Under the terms of the lease and sublease, these entities paid rent at a rate equal to the rate that the Company was obligated to pay for such space under its lease. Mr. Cousins and Mr. Patel are directors of CREC and CNM. Mr. Cousins, Mr. Patel, Mr. Murphy and Mr. Tartikoff are officers of CREC. Mr. DuPree and Mr. Tartikoff are officers of CNM.

        The financial results of CREC and CNM are included in the Company's consolidated results of operations. Thomas G. Cousins, Chairman of the Board and President of the Company, owns all of the voting common stock of CREC. CREC owns all of the common stock of CNM.

        In October of 1992, CNM acquired certain assets of New Market Companies, Inc. and certain affiliates ("NM Entities") (said acquisition referred to as the "NM Acquisition"). Mr. DuPree was a principal owner and employee of the NM Entities. In October of 1992, Mr. DuPree was employed as President of CNM. In connection with the NM Acquisition, Mr. DuPree entered into certain non-compete arrangements and CNM agreed to make certain payments to him in consideration for these commitments. In 1993, CNM paid Mr. DuPree $540,000 pursuant to this arrangement. No further amounts are payable. Mr. DuPree's non-compete commitments extend until October of 1997.

        Prior to the NM Acquisition, Mr. DuPree had personally acquired, either directly or indirectly, ownership interests in certain shopping center properties, including ownership interests in Mansell Crossing Associates, Ashford Perimeter Associates, L.P. and Merchants Walk Associates, L.P. (the "Partnerships"). Mr. DuPree retained these interests after the NM Acquisition. Either in connection with the NM Acquisition or shortly thereafter, CNM became the developer of the shopping center properties owned by the Partnerships. The terms of CNM's development arrangements were negotiated prior to Mr. DuPree's employment by CNM. In 1993, CNM earned $1,864,000 in development and leasing fees pursuant to these development arrangements. The Company does not anticipate that Mr. DuPree or any other employee will have an ownership interest in development projects or owned properties which are commenced or acquired subsequent to the NM Acquisition.

                           APPROVAL OF AMENDMENTS TO
                             1989 STOCK OPTION PLAN

        At the Company's Annual Meeting held on May 2, 1989, the stockholders adopted the 1989 Stock Option Plan (the "Plan").

        The Plan provides that the designated Board Committee (now the Compensation, Succession, Nominating and Board Structure Committee) may grant stock options to employees who, in its judgment, are key to the success of the Company or CREC. In the original Plan one million shares were reserved for use under the Plan and the Plan was limited to employees of the Company, its subsidiaries and CREC.

        The proposed amendments to the Plan (i) reserve a total of two million shares of common stock of the Company for use under the Plan, (ii) extend the Plan to employees of CNM or any other subsidiary of CREC and (iii) conforms references in the Plan to the Internal Revenue Code (the "Code") to the current numbering system of the Code. The specific amendments are as follows:

              1.  The first sentence of Section 3 is amended to read as follows:

                      "There shall be two million shares of Stock reserved for
                       use under the Plan."

              2.  Section 2.8 is amended to read as follows:

                      2.8 Key Employee - means an employee of CPI, Cousins Real Estate Corporation (such term "Cousins Real Estate Corporation" shall for purposes of the Plan be deemed to include each subsidiary corporation (within the meaning of o424 (f) of the Code) of Cousins Real Estate Corporation) or any Subsidiary who, in the judgment of the Committee acting in its sole discretion, is a key to the success of CPI, Cousins Real Estate Corporation or such Subsidiary."

              3.  References in Sections 2.7 and 2.10 to "o422A of the
                  Code" are amended to read "o422 of the Code."   The
                  reference to "o425(f) of the Code" in Section 2.18 is amended to read "o424(f) of the Code." The reference to "o425(d) of the Code" in Section 2.20 is amended to read "o424(d) of the Code." References in Section 7.2 to "o422A(d) of the Code" are amended to read "o422(d) of the Code." References in Section 14 to "o425(a) of the Code" are amended to read "o424(a) of the Code." The following table sets forth certain information concerning certain Stock Options granted under the Plan in 1993.


                      NAME                          NUMBER OF STOCK OPTION GRANTED
                ------------------                  ------------------------------
                Thomas G. Cousins                                    --
                Vipin L. Patel                                    50,000
                Daniel M. DuPree                                  40,000
                Peter A. Tartikoff                                20,000
                John L. Murphy                                    15,000
                All Executive Officers, as a group (10 persons)  215,000
                All Other Employees, as a group                   49,000

        The amendment of the Plan requires the approval of the holders of a majority of the shares represented at the Annual Meeting.

        Management and the Board recommend a vote FOR the amendments of the Plan.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information concerning each person known to the Company's Board of Directors to be the "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Company's common stock:

        NAME AND                                                                  PERCENT
         ADDRESS                               AMOUNT BENEFICIALLY OWNED         OF CLASS
- -------------------------------                -------------------------         --------
Thomas G. Cousins                               5,237,700 (1)(3)                18.79
2500 Windy Ridge Parkway
Suite 1600
Marietta, Georgia  3006

Spears, Benzak, Salomon & Farrell               1,903,792 (2)(4)                 6.84
45 Rockefeller Plaza
New York, New York  10111

Southeastern Asset Management, Inc.             1,551,400 (2)(5)                 5.57
860 Ridgelake Boulevard
Suite 301
Memphis, Tennessee 38120

________________________


(1)      Ownership is as of February 1, 1994.

(2)      Ownership is as of December 31, 1993.

(3) Does not include 457,943 shares owned by Mr. Cousins' wife, as to which Mr. Cousins disclaims beneficial interest. Includes 129,294 shares as to which Mr. Cousins shares voting and investment power. Because of his beneficial ownership and management position, Mr. Cousins may be deemed to be a control person, as that term is defined by the rules of the Securities and Exchange Commission, of the Company.

(4) The beneficial owner is an investment advisor. The beneficial owner has indicated that it has no power to vote or direct the vote of such shares. It has also indicated that it shares the power to dispose or direct the disposition of such shares with various customers for whom the shares were purchased, but in each case the customer has the ultimate power to dispose and may at any time revoke the beneficial owner's authority to dispose. The beneficial owner has represented to the Company that neither the beneficial owner nor any of its clients holds shares in violation of Article 11 of the Restated Articles of Incorporation of the Company.

(5)      The beneficial owner is an investment advisor.  Mr. O. Mason
         Hawkins is a co-filer of Schedule 13G in the event he could be deemed a controlling person of the investment advisor. The beneficial owner has indicated that it has sole voting and investment power and sole dispositive power over 489,500 shares. It has also indicated that it has shared voting power and shared dispositive power over 1,050,200 shares. The beneficial owner has also represented to the Company that neither the beneficial owner nor any of its clients holds shares in violation of
    Article 11 of the Restated Articles of Incorporation of the Company.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed the firm of Arthur Andersen & Co., subject to such appointment being ratified by the stockholders at the Annual Meeting, to audit the accounts of the Company and its consolidated entities and to perform such other services as may be required for the year ending December 31, 1994. Should this firm be unable to perform the requested services for any reason or not be ratified by the stockholders, the Directors will appoint other independent auditors to serve for the remainder of the year. An Arthur Andersen & Co. representative will be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to respond to stockholder questions. The affirmative vote of a majority of the shares represented at the Annual Meeting is required to ratify this appointment.

                              FINANCIAL STATEMENTS

        The Company's annual report for the year ended December 31, 1993, including audited financial statements, is being mailed together with this Proxy Statement. The annual report does not form any part of the materials for solicitation of proxies.

                  STOCKHOLDER PROPOSALS AT THE COMPANY'S NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

        Stockholders who intend to submit proposals for consideration at the Company's next annual meeting of stockholders must submit such proposals to the Company no later than November 30, 1994, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Stockholder proposals should be submitted to Tom G. Charlesworth, 2500 Windy Ridge Parkway, Suite 1600, Marietta, Georgia 30067.

                                 OTHER MATTERS

        The minutes of the Annual Meeting of Stockholders held on April29, 1993, will be presented at the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such Minutes. The Board knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting the persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

                            EXPENSES OF SOLICITATION

        The cost of proxy solicitation will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's stock.


                                         TOM G. CHARLESWORTH
                                         Secretary



March 29, 1994

   COUSINS PROPERTIES INCORPORATED-PROXY SOLICITED ON BEHALF OF THE BOARD OF
                                  DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS-APRIL 26, 1994

        The undersigned hereby appoints Richard W. Courts, II, T.G. Cousins and Henry C. Goodrich, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, April 26, 1994, 10:00 a.m. local time, and at any adjournments thereof, upon the matters described in the accompanying Notice of Annual meeting of Stockholders and Proxy Statement dated March 29, 1994 and upon any other business that may properly come before the meeting or any adjournments thereof.

        Said proxies are directed to vote or refrain from voting pursuant to said Proxy Statement as follows, and otherwise in their discretion upon all other matters that may properly come before the meeting or any adjournments thereof.

1.      Election of Directors:      For all nominees listed below (except as
                                    indicated to the contrary*)
                                                                ------
                                    WITHHOLD AUTHORITY to vote for all
                                    nominees listed below
                                                                ------
*INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

Sam Ayoub       C.D. Conlee       Richard W. Courts, II         T.G. Cousins
Henry C. Goodrich          Boone A. Knox

2.      FOR___AGAINST___ABSTAIN___  Approval of amendments to the
                                    1989 Stock Option Plan ("Plan")
                                    so as to (i) increase the number of shares initially reserved under the Plan from one million to two million shares, (ii) extend the Plan to employees of Cousins/New Market Development Company, Inc., and (iii) conform Internal Revenue Code references in the Plan to the current numbering system of such code;

3.      FOR___AGAINST___ABSTAIN___  Ratification of Arthur Andersen & Co. as
                                    independent auditors of the Corporation
                                    for 1994.
                                              Continued on other side

                          Continued from other side

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED WILL BE VOTED "FOR " THE ABOVE PROPOSALS AND NOMINEES.

        The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual meeting and Proxy Statement dated March 29, 1994.

                 Dated __________________________________________________

                 ________________________________________________________

                 ________________________________________________________

                         Signature of Stockholder(s)

                 Please date this proxy and sign exactly as your name(s) appears hereon. If stock is held jointly, each owner must sign. When signing as attorney or in a fiduciary capacity, please give full title. A corporation must sign in full corporate name by an authorized officer. A partnership must sign in the partnership name by an authorized person.

PLEASE VOTE, SIGN AND DATE THIS PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.